Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 128811 on Form S-3 of our reports dated March 16, 2005, relating to the consolidated financial statements and consolidated financial statement schedules of Northeast Utilities and subsidiaries (which reports express an unqualified opinion and include explanatory paragraphs relating to the adoption of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, in 2003 and the restatement of the consolidated balance sheet as of December 31, 2003, and consolidated statement of cash flows for the year then ended), and to management's report on the effectiveness of internal control over financial reporting dated March 16, 2005 (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness) appearing in and incorporated by reference in the Annual Report on Form 10-K of Northeast Utilities for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
November 2, 2005